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FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                          17(a) of the Public Utility
     Holding Company Act of 1935 or Section 30(f) of the Investment Company
                                   Act of 1940

(Print or Type Responses)
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
1. Name and Address of Reporting Person*         2. Date of Event Requiring
                                                    Statement
   ANTENUCCI, Jr.  ALBO               J.            (Month/Day/Year)
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   (Last)         (First)           (Middle)
                                                    3/23/00
                                                 ----------------------------
                                                 3. IRS or Social Security
                                                    Number of Reporting
                                                    Person (Voluntary)




   100 SOUTH BEDFORD ROAD
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                  (Street)



   MT. KISCO         NY              10549


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    (City)         (State)           (Zip)
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1. Title of Security                             2.  Amount of Securities
   (Instr. 4)                                        Beneficially Owned
                                                     (Instr. 4)
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NO SECURITIES OWNED
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

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
4.  Issuer Name and Ticker or Trading Symbol

    AMERICAN REAL ESTATE PARTNERS, L .P. (ACP)
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5.  Relationship of Reporting Person to Issuer                             6.  If Amendment, Date
                     (Check all applicable)                                    of Original
                                                                               (Month/Day/Year)

          Director                             10% Owner
   -------                                -----                            ---------------------------
                                                                           7.  Individual or
                                                                               Joint/Group Filing
      X       Officer (give title below)        Other (specify below)          (Check Applicable
   -------                                -----                                Line)
                                                                           X   Form filed by One
                   EXECUTIVE VICE PRESIDENT                                --- Reporting Person
                 AND CHIEF OPERATING OFFICER                                   Form filed by More
                    OF THE GENERAL PARTNER                                 --- than One Reporting
                        OF THE ISSUER                                          Person

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 TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 3. Ownership            4. Nature of Indirect Beneficial Ownership
    Form:  Direct           (Instr. 5)
    (D) or Indirect
    (I)  (Instr. 5)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                                                               SEC 1473 (10-97)


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    FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security   2. Date Exercisable and   3. Title and Amount of Securities Underlying     4. Conver-
   (Instr. 4)                        Expiration Date           Derivative Security                              sion or
                                     (Month/Day/Year)                                                           Exercise
                                                               (Instr. 4)                                       Price of
                                                                                                                Deri-
------------------------------------------------------------------------------------------------------------    vative
                                  Date          Expiration           Title          Amount                      Security
                                  Exercisable   Date                                or
                                                                                    Number
                                                                                    of
                                                                                    Shares
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NONE
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
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
5.  Ownership           6. Nature of
    Form of Deri-          Indirect
    vative Security:       Beneficial
    Direct (D)             Ownership
    or Indirect            (Instr. 5)
    (I)
    (Instr. 5)


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

Explanation of Responses:

  **    Intentional misstatements or omissions of facts constitute Federal       /s/ Albo J. Antenucci, Jr.             03/29/00
        Criminal Violations.                                                     --------------------------------       ----------
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                **Signature of Reporting Person           Date

 Note:  File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient,
        See Instruction 6 for procedure.


                                                               SEC 1473 (10-97)



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